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                                                                    EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT









The Board of Directors
First Farmers and Merchants Corporation
Columbia, Tennessee


We consent to the use of our audit report dated February 6, 1998 on the consolidated financial statements of First Farmers and Merchants Corporation and its wholly-owned subsidiary, First Farmers and Merchants National Bank, as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, contained in this Registration Statement and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the Prospectus/Proxy Statement.


                                /s/ Kraft Bros., Esstman, Patton & Harrell, PLLC


Nashville, Tennessee
December 17, 1998